UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2025

AVALO THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-37590	45-0705648
(Commission File Number)	(IRS Employer Identification No.)
1500 Liberty Ridge Drive, Suite 321, Wayne, Pennsylvania 19087
(Address of principal executive offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (410) 522-8707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	AVTX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2025, Avalo Therapeutics, Inc. (the “Company”) announced the appointment of Taylor Boyd as Chief Business Officer, effective October 1, 2025.

Taylor Boyd - Chief Business Officer

Mr. Boyd, 37 years old, has nearly 15 years of experience across biotech business development, corporate finance, and investment banking. Most recently, he served as Executive Vice President & Chief Business Officer at Abzena Limited (“Abzena”), where he led strategic mergers and acquisitions, licensing, and portfolio expansion initiatives. Prior to Abzena, he was Vice President and Head of Business Development at Longboard Pharmaceuticals, Inc. (“Longboard”), where he led activities that ultimately culminated with its $2.6 billion acquisition by Lundbeck. Prior to Longboard, he held leadership roles at Oxford Biomedica, and investment banking roles at Raymond James, SVB Leerink, Cantor Fitzgerald, and RBC Capital Markets where he executed more than $40 billion in mergers and acquisitions and debt and equity capital markets transactions. Mr. Boyd earned his B.S. in Accountancy with a concentration in Managerial Accounting from North Carolina State University and his M.S. in Accountancy with a concentration in Transaction Advisory Services from Wake Forest University’s Babcock Graduate School of Management.

In connection with Mr. Boyd’s appointment as Chief Business Officer, the Company and Mr. Boyd entered into an employment agreement dated September 29, 2025 (the “Boyd Employment Agreement”) and effective October 1, 2025. Pursuant to the Boyd Employment Agreement, the Company has agreed to provide Mr. Boyd with (i) a base salary of $465,000 and (ii) a discretionary annual bonus with a target amount of up to 40% of his base salary, which may be paid in cash or, if mutually agreed by the Company and Mr. Boyd, immediately vested equity. As an inducement to entering into the Boyd Employment Agreement, the Company agreed to grant Mr. Boyd a stock option to purchase 275,000 shares of the Company’s common stock, vesting over four years, with the first 25% vesting on the first anniversary of the grant date and the remainder vesting in equal monthly installments over the following three years, subject to Mr. Boyd’s continued employment with the Company on each applicable vesting date (the “Inducement Grant”). The Inducement Grant will be granted on October 1, 2025 (the “Grant Date”), with an exercise price equal to the closing price of the Company’s common stock on The Nasdaq Capital Market on the Grant Date.

In the event Mr. Boyd’s employment is terminated by the Company without Cause or by Mr. Boyd for Good Reason (as each term is defined in the Boyd Employment Agreement), Mr. Boyd will be entitled to: (i) his accrued salary and benefits through the date of termination, (ii) if not yet paid, his earned but unpaid bonus for the prior year, based on the achievement of Company goals as determined by the Compensation Committee, (iii) nine months of his then-current monthly base salary (extended to 12 months if Mr. Boyd’s termination occurs within six months following a Change in Control, as defined in the Boyd Employment Agreement), (iv) his prorated bonus for the fiscal year in which such termination occurs, based on the achievement of Company goals as determined by the Compensation Committee (increased to 100% of his bonus if Mr. Boyd’s termination occurs withing six months following a Change in Control), (v) full vesting of his outstanding options and six months in which to exercise the options, and (vi) up to 12 months of COBRA premium payments. All of Mr. Boyd’s severance benefits are subject to his execution of a release of claims and his continued compliance with certain restrictive covenants, including perpetual confidentiality and non-disparagement covenants, invention assignment provisions, and 12-month post-employment non-competition and non-solicitation covenants.

Mr. Boyd does not have any familial relationships with any executive officer or director of the Company and there is no arrangement or understanding between Mr. Boyd and any other person pursuant to which he was selected to serve as Chief Business Officer. There have been no transactions in which the Company has participated and in which Mr. Boyd had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

The foregoing summary of the material terms of the Boyd Employment Agreement is qualified in its entirety by reference to the complete text of the agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01    Other Events.

On October 1, 2025, the Company issued a press release announcing the appointment of Taylor Boyd as Chief Business Officer, effective October 1, 2025. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits:

Exhibit No.	Description

10.1+	Employment Agreement, dated September 29, 2025, by and between Avalo Therapeutics, Inc. and Taylor Boyd.

99.1	Press Release, dated October 1, 2025.

104	The cover pages of this Current Report on Form 8-K, formatted in Inline XBRL.

+ Management contract or compensation plan or arrangement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALO THERAPEUTICS, INC.

Date: October 1, 2025	By:	/s/ Christopher Sullivan
Christopher Sullivan
Chief Financial Officer

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